Exhibit 10.7

EXECUTION VERSION

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Dated __24 _ December 2021

(1) BHP BILLITON (UK) DDS LIMITED

(2) LIFEZONE LIMITED

subscription Agreement

Table of Contents

1.	Interpretation	1
2.	Subscription	4
3.	Completion	5
4.	Warranties	5
5.	Confidentiality	6
6.	General	7

i

subscription Agreement

This deed (the “Agreement”) is made on     24     December 2021

Parties

(1)	BHP Billiton (UK) DDS Limited, a company incorporated in accordance with the laws of England and Wales under registration number 09882802 and with its registered address at Nova South, 160 Victoria Street, London, SW1E 5LB, United Kingdom (the “Investor”); and

(2)	Lifezone Limited, a company incorporated in accordance with the laws of Isle of Man under registration number 019369V and with its registered address at Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ (the “Company”).

Recitals

A.	The Company currently has 1,734 Shares in issue.

B.	The Investor wishes to subscribe for the Subscription Shares for the aggregate Subscription Price of US$10,000,000 on the terms and conditions set out in this Agreement.

It is agreed as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules hereto the following words and phrases shall, unless the context otherwise requires, have the following meanings:

1.1.1	Amended Shareholders Agreement - the Shareholder’s Agreement in the amended terms agreed between the parties, and to be entered into by the relevant parties thereto in accordance with its terms immediately prior to Completion.

1.1.2	Anti-Corruption Laws - (i) for all parties the laws relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the parties the Law relating to combating bribery and corruption in the countries of each such party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

1.1.3	Associates – in respect of any person: (i) each member of that person’s Group; (ii) any trustee, to that person or any member of its Group; and (iii) any general partner, nominee, custodian, operator or manager of, or investment adviser to, that person or any member of its Group, and Associate means any of them.

1.1.4	Business Day - a day (other than a Saturday or Sunday) on which banks are open for general business in London and Mauritius.

1.1.5	Business Warranties – the warranties set out in Schedule 4, and Business Warranty means any of them.

1.1.6	Company’s Bank Account -

Account Name: LIFEZONE LIMITED

Bank Name: [***]

IBAN: [***]

SWIFT Code: [***]

Account No: [***]

1.1.7	Completion - completion by the parties of their respective obligations under clause 3.

1.1.8	Data Room – the virtual data room hosted by Caplinked containing documents and information relating to the Company and members of its Group, made available by the Company and accessible by the Investor as at 5.00 p.m. (London time) on 22 December 2021 (a data room index of which has been initialled by the representatives of the parties).

1.1.9	Disclosed - in respect of any fact, matter or circumstance, disclosed in sufficient detail so as to enable the Investor to identify the nature and scope of the fact, matter or circumstance disclosed, and Disclose shall be construed accordingly.

1.1.10	Encumbrance - any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

1.1.11	Fundamental Claims – any Relevant Warranty Claims for breach of the Business Warranties set out in paragraphs 2.1 to 2.7 (inclusive), 3 and 5 of Schedule 4, and Fundamental Claim means any of them

1.1.12	Governmental Authorities - any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any Tax Authorities and any governmental department, and Governmental Authority means any of them.

1.1.13	Group - in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company from time to time, provided that where such term is used in relation to the Investor, it shall be deemed to include any subsidiaries and subsidiary undertakings of each of BHP Group plc and BHP Group Limited (from time to time).

1.1.14	Law – means all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction.

1.1.15	Relevant Warranty Claims – claims for breach of the Business Warranties set out in Schedule 4, and Relevant Warranty Claim means any of them.

1.1.16	Sanctions Laws - any sanctions, export control, or import laws, or other regulations, orders, directives, designations, licenses, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations.

1.1.17	Shareholders Agreement - the shareholders agreement relating to the Company dated 8 February 2011.

1.1.18	Share - an ordinary share of par value $1.00 in the capital of the Company.

1.1.19	Subscription Price - $10,000,000 (in aggregate).

1.1.20	Subscription Shares - the [***] Shares to be subscribed for by the Investor at Completion.

1.1.21	Tax Authorities - any taxing or other authorities competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation, and Tax Authority means any of them.

1.1.22	Taxation or Tax - all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to any person and all penalties and interest relating thereto.

1.1.23	[***] MoA – the Memorandum of Agreement between [***], Kelltech Limited and [***] dated on (or around) 17 May 2017 (as amended from time to time).

1.1.24	[***] Group – (i) [***]; (ii) [***]; and (iii) [***].

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person includes any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company includes any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the United Kingdom Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security).

1.5	Schedules, etc.

References to this Agreement shall include any Recitals and Schedules to it and references to clauses, Recitals and Schedules are to clauses of, and recitals and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

1.6	Information

References to books, records or other information mean books, records or other information, in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.7	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.8	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.9	Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.10	Meaning of “to the extent that” and similar expressions

In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.11	Currency

In this Agreement, references to “£” or “pounds” are references to the lawful currency from time to time of the United Kingdom and references to “$”, “US$” or “United States Dollars” are references to the lawful currency from time to time of the United States of America.

1.12	Headings

Headings shall be ignored in interpreting this Agreement.

2.	Subscription

2.1	The Investor applies and subscribes for the Subscription Shares for the Subscription Price, which will be paid to the Company’s Bank Account on or prior to Completion.

2.2	The Company agrees to issue to the Investor, on Completion, the Subscription Shares in consideration for the payment of the Subscription Price. The Company agrees that the Subscription Shares shall be issued free from any Encumbrance and together with all rights and advantages attaching to them as at Completion. The Subscription Shares shall rank pari passu in all respects with the Shares existing immediately prior to Completion.

2.3	The Company hereby undertakes to the Investor that: (i) the proceeds from the Subscription Shares shall be used: (a) for the purposes set out in Schedule 2, unless otherwise agreed in writing between the parties; and (b) at all times in compliance with the Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing Law; (ii) from the date of this Agreement until Completion, it shall comply mutatis mutandis with the provisions of clause 30.1 of the Amended Shareholders Agreement as if such provisions were in full force and effect from the date of this Agreement; and (iii) it shall be entitled to allot the Subscription Shares to the Investor on the terms of this Agreement, without the consent of any other person.

2.4	Without limiting the generality of clause 2.3(i)(b) above, the Company shall not, and shall procure that each member of the Company’s Group and their directors, officers, employees, agents and contractors shall not, use or allow the use of any proceeds from the Subscription Shares:

2.4.1	to make, offer, receive, solicit or authorise any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any person, including a public official, for the purpose of improperly influencing any act or decision of such person or improperly inducing such person to use his or her or its influence to obtain or retain business or direct business to any person in violation of the Anti-Corruption Laws;

2.4.2	to make, offer or authorise any facilitation payment to a public official; nor

2.4.3	for any purpose that would be prohibited by or subject to penalty under Sanctions Laws.

2.5	The Company shall promptly respond in detail to any request by the Investor for information and/or documentation relating to the Company’s compliance with clause 2.3(i)(b) above, except that the Company will not be obliged to disclose to the Investor information that is the subject of a valid claim for legal privilege.

3.	Completion

3.1	Completion will take place on the first (1st) Business Day after the date of this Agreement at the registered office of the Company or on such other date or at such other place as the parties may agree.

3.2	At Completion, the Investor will pay to the Company an amount equal to the Subscription Price for the Subscription Shares and shall execute the deed of adherence to the Amended Shareholders Agreement in the form provided at Schedule 3 of this Agreement, and against such payment and execution the Company will issue and allot the Subscription Shares to the Investor, credited as fully paid and free from any Encumbrance, and will enter the Investor’s name in the register of members of the Company as the holder of the Subscription Shares, and will issue and deliver to the Investor a share certificate in respect of such Subscription Shares.

4.	Warranties

4.1	Each party warrants to the other on the date of this Agreement and upon Completion that the following statements are each true and accurate:

4.1.1	it is duly organised and validly existing under the Law of the country where it is incorporated;

4.1.2	it has the legal right, all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement;

4.1.3	this Agreement has been duly executed and delivered by it and this Agreement constitutes, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

4.1.4	it has not taken any corporate action, legal proceedings or other procedure or step nor intends to take any corporate action, legal proceedings or other procedure or step and (to the best of its knowledge) no petition application or the like is outstanding, in each case that may result in its winding-up;

4.1.5	the execution, delivery, and performance of this Agreement by it, the consummation of the transactions contemplated hereby, and the compliance with the provisions of this Agreement will not:

4.1.5.1	violate any applicable Law;

4.1.5.2	contravene its constitutional documents; or

4.1.5.3	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or Agreement executed by it prior to or on the date hereof; and

4.1.6	it, and any members of its Group and their respective directors, officers and employees, in connection with this Agreement and its contemplated activities, are not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering or counter-terrorism financing Law and no such investigation, inquiry or proceedings have been threatened, and so far as it is aware (after making reasonable enquiries) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

4.2	The Company further warrants to the Investor on the date of this Agreement that the Business Warranties are each true and accurate. The Business Warranties are subject to any matter which is Disclosed in this Agreement and/or the Data Room.

4.3	The Company shall not be liable for any individual Relevant Warranty Claim (or series of Relevant Warranty Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Relevant Warranty Claim does not exceed $100,000. Where the liability agreed or determined in respect of any such Relevant Warranty Claim (or series of Relevant Warranty Claims) exceeds $100,000, the Company shall be liable for the total amount of the Relevant Warranty Claim (or series of Relevant Warranty Claims) as agreed or determined and not just the excess.

4.4	The Company shall not be liable for any claim for breach of any Business Warranty (including any Relevant Warranty Claim) unless Notice of any such claim (including any Relevant Warranty Claim) is given by the Investor to the Company by no later than the date that is eighteen (18) months following the date of this Agreement.

4.5	The aggregate liability of the Company:

4.5.1	subject to clause 4.5.2, for all Relevant Warranty Claims (excluding Fundamental Claims) shall not exceed $2,000,000; and

4.5.2	for all Relevant Warranty Claims (including Fundamental Claims) shall not exceed an amount equal to the Subscription Price.

5.	Confidentiality

5.1	Each party will keep confidential the terms of this Agreement and will use the information only for the purposes contemplated by this Agreement.

5.2	No announcement, communication, circular, publication or similar in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of a party (or any member of its Group) without the prior written consent of the party. Without limiting the foregoing, each party shall not, and shall procure that each member of its Group shall not, use the name of, or otherwise refer to, the other party or any member of the other party’s Group in any announcement, communication, circular, publication or similar in without the prior written consent of the other party.

5.3	Clause 5.1 and clause 5.2 shall not prohibit disclosure or use of any information if and to the extent:

5.3.1	the disclosure or use is required by Law, any Governmental Authority or any stock exchange on which the shares of a party or its holding company are listed;

5.3.2	the disclosure or use is required to vest the full benefit of this Agreement in any party;

5.3.3	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

5.3.4	the disclosure is made to professional advisers of any party on a strictly need to know basis and on terms that such professional advisers undertake to comply with the provisions of clause 5.1 in respect of such information as if they were a party to this Agreement;

5.3.5	the information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence); or

5.3.6	each party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to clauses 5.3.1, 5.3.2 or 5.3.3, the party concerned shall, where not prohibited by Law, promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

5.4	The restrictions contained in clauses 5.1 to 5.2 (inclusive) shall continue to apply for a period of two (2) years from the date of this Agreement.

6.	General

6.1	Further assurances

Each of the parties shall from time to time execute such documents and perform such acts and things as any party may reasonably require to give any party the full benefit of this Agreement.

6.2	Whole agreement

6.2.1	This Agreement and the Shareholders Agreement contain the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

6.2.2	Each of the parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

6.3	No assignment

6.3.1	Except as permitted by clauses 6.3.2 and 6.3.3, no party may, without the prior written consent of the other party, assign, grant any security interest over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement.

6.3.2	Subject to clause 6.3.3, the Investor may, without the consent of any other party, assign, transfer or otherwise novate, to any member of the Investor’s Group the benefit of, or any rights, obligations or liabilities under, whether in whole or any part, this Agreement.

6.3.3	Any transferee shall not be entitled to receive under this Agreement any greater amount than that to which the transferring party would have been entitled.

6.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

6.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

6.6	Notices

6.6.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by:

(a)	hand;

(b)	email;

(c)	registered post; or

(d)	courier using an internationally recognised courier company.

6.6.2	A Notice to the Investor shall be sent to such party at the following address, or such other person or address as the Investor may notify the party from time to time:

BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]

6.6.3	A Notice to the Company shall be sent to such party at the following address, or such other person or address as the Company may notify to the party from time to time:

Lifezone Limited

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Email: [***] and [***]

Attention: [***] and [***]

6.6.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of sending if sent by email, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.

6.6.5	Email is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

6.7	Invalidity

6.7.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

6.7.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 6.7.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 6.7.1, not be affected.

6.8	Remedies and waivers

6.8.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

6.8.2	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

6.8.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

6.8.4	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

6.9	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

6.10	Governing Law and dispute resolution

6.10.1	This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement and such documents, save as expressly referred to therein, shall be governed by and construed in accordance with English Law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts to support and assist the arbitration process pursuant to clause 6.10.2, including, if necessary, the grant of interlocutory relief pending the outcome of that process.

6.10.2	Any dispute arising out of or connected with this Agreement, including a dispute as to the existence, validity or termination of this Agreement, or this clause 6.10 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in London conducted in English by three arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing body shall be the LCIA.

6.10.3	In the event of a declared public health emergency by either the World Health Organisation (the “WHO”) or a national Governmental Authority, as a consequence of which it is inadvisable or prohibited for the parties and/or their legal representatives to travel to, or attend any hearing ordered by the arbitrator, the following shall apply:

(i)	any such hearing shall be held via video or telephone conference upon the order of the arbitrator;

(ii)	the parties agree that no objection shall be taken to the decision, order or award of the arbitrator following any such hearing on the basis that the hearing was held by video or telephone conference; and

(iii)	in exceptional circumstances only the arbitrator shall have the discretion to order that a hearing shall be held in person, but only after full and thorough consideration of the prevailing guidance of the WHO and any relevant travel or social distancing restrictions or guidelines affecting the parties and/or their legal representatives and the implementation of appropriate mitigation.

6.11	[***] Group

6.11.1	The Company warrants that:

(i)	the [***] MoA is currently inactive;

(ii)	the only activity previously undertaken by Kelltech Limited under or in relation to the [***] MoA has been to enage in preliminary discussions with the [***] Group regarding the potential use of certain technology owned by or available to Kelltech Limited, in platinum group metal processing plants located in [***], Africa; and

(iii)	the preliminary discussions referenced in clause 6.11.1(ii) above have been, and remain, terminated by the parties to the [***] MoA and have not resulted in any proposal being implemented between Kelltech Limited, [***] and/or any other entity.

6.11.2	As soon as reasonably practicable following the date of this Agreement (and by no later than 30 calendar days from the date hereof), the Company shall ensure that the [***] MoA is unconditionally and irrevocably terminated in full with immediate effect, and shall deliver evidence in writing to the Investor (in a form reasonably satisfactory to the Investor) regarding such effective termination of the [***] MoA.

6.11.3	Without limiting the generality of clauses 2.3 and 2.4, the Company shall not, and shall procure that each member of the Company’s Group and their directors, officers, employees, agents and contractors shall not, use or allow the use of any proceeds from the Subscription Shares for any purpose related to the [***] Group and/or the [***] MoA (including, without limitation, for the purposes of terminating the [***] MoA or any other matters ancillary thereto).

6.11.4	With effect from the entry into this Agreement and for so long as the Investor (or any member of its Group) holds Shares in the capital of the Company, and except as may be strictly necessary for the purposes of terminating the [***] MoA in accordance with clause 6.11.2, the Company shall not, and shall procure that each member of its Group shall not, engage in any activity, arrangement or conduct (whether formal or informal) with the [***] Group that results (or may be reasonably likely to result) in: (i) a violation of or penalty under any Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing Laws; or (ii) the assumption, grant or entry into any commitment, obligation, agreement or arrangement with respect to any Opportunity (as defined in the [***] MoA) or any of the transactions contemplated pursuant to the [***] MoA (or otherwise).

6.11.5	The Company shall indemnify and hold harmless the Investor from and against any and all Losses suffered or incurred by the Investor (or any member of its Group) arising out of or otherwise related directly or indirectly to:

(i)	any actual, potential or alleged breach of Sanctions Laws in connection with the [***] MoA or any activities, arrangements or conduct (whether formal or informal) between the Company (or any member of its Group) and the [***] Group (whether before, on or after the date of this Agreement); and

(ii)	any breach by the Company of Clauses 6.11.1 to 6.11.4 (inclusive) or of the Business Warranty set out in paragraph 5.4 of Schedule 4.

6.11.6	For the purposes of this Clause 6.11, “Losses” shall mean all losses, liabilities, Tax, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands.

Schedule

The Company

Other Entities

Schedule

Use of Proceeds

Schedule 3

Deed of Adherence

Schedule 4

Company Warranties

IN WITNESS WHEREOF the parties have executed this deed the day and year first before written.

SIGNED as a DEED by BHP BILLITON (UK) DDS LIMITED acting by two authorised signatories:
/s/ [***]

Director

/s/ [***]

Director

SIGNED as a DEED by LIFEZONE LIMITED acting by an authorised signatory in the presence of:
/s/ [***]
Witness’s signature

Name: [***]

Address: [***]

Occupation: [***]